FOR IMMEDIATE RELEASE - page 1 of 2

          Harold's Stores, Inc. Releases Profitable Operating Results For
                 The Third Quarter Ended October 30, 2004

Dallas, TX - November 23, 2004 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the third quarter and year-to-date periods ended October 30, 2004.

For the third quarter, the Company reported net income of $649,000 compared to net income of $1.0 million in the same period of the previous year. After consideration of preferred stock dividends and accretion of preferred stock issuance costs, net income for the third quarter was $272,000 or
$0.04 per diluted and basic share, compared to net income of $629,000 or $0.06 per diluted share ($0.10 per basic share), in the same period of the previous year. During the year-to-date period ended October 30, 2004, net income was $198,000 compared to a net loss of $3.3 million in the same period of the prior year. The prior year results included $1.6 million of costs associated with store closings. After consideration of preferred stock dividends and accretion of preferred stock issuance costs, the net loss for the year-to-date period was $924,000 or $(0.15) per diluted and basic share, compared to a net loss of $4.4 million or ($0.72) per diluted and basic share, in the same period of the previous year.

"We are pleased to achieve profitability in the third quarter and in the year-to-date period, before preferred dividends. We have been more disciplined in our approach to taking permanent markdowns on merchandise and have significantly reduced our dependence on promotional point-of-sale activity. The Company's merchandise clearance strategies accelerated more early fall merchandise markdowns into the third quarter, resulting in lower reported gross margin for the quarter. However, reported gross margin for the year-to-date period increased from approximately 32% of sales in the prior year to over 35% of sales this year," said Hugh Mullins, President and Chief Executive Officer. "Throughout the year, our rate of selling at full price has increased substantially over the prior year."

The third quarter of 2003 was unique since it included two major promotional events, one in September and one in October. For 2004, both major  events  were  substantially altered to  adhere  to  new  promotional strategies. Additionally, the previous year's October event was rescheduled to November in the fourth quarter to synchronize with the Company's planned merchandise clearance markdowns, allowing for increased full-price selling. Due to this shift, the incremental volume associated with this promotion in October 2003 of approximately $1.1 million should move from third to fourth quarter 2004.

As a result, for the third quarter the Company's total comparable store sales decreased 4.7%. Comparable store sales in the full-line retail comparable store sales decreased 5.0%, as compared to a 27.2% comparable store sales increase experienced in third quarter of the prior year. Outlet comparable store sales increased 3.4%. Net sales for the quarter were $23.1 million compared to $23.9 million for the same period in the previous year, a decrease of 3.2%.

The Company's total comparable store sales increased 1.9% during the year-to-date period, increasing 1.8% in the full-line retail stores and 4.7% in the outlets. Net sales for the fiscal year-to-date were $66.6 million as compared to $68.1 million during the prior year, a decrease of 2.3%.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 41 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2004 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045

                              - More -
Harold's Earnings Release
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                  HAROLD'S STORES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In Thousands Except Per Share Data)

                                  13 Weeks Ended          39 Weeks Ended
                               October     November    October     November
                                 30,       1, 2003       30,       1, 2003
                                 2004                    2004


Sales                                 $           $           $           $
                                 23,110      23,863      66,569      68,118

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items     14,728      14,776      42,999      46,033
shown separately below)

Selling, general and               6,680       6,947      20,349      20,325
administrative expenses

Store closing expenses                -           -           -       1,630

Depreciation and amortization       772         909       2,324       2,817

Interest expense                    281         221         699         650

                                 22,461      22,853      66,371      71,455

Income (loss) before income         649       1,010         198     (3,337)
taxes

Provision (benefit) for               -           -           -           -
income taxes

Net income (loss)                     $           $           $           $
                                    649       1,010         198     (3,337)

NET INCOME (LOSS) APPLICABLE
TO COMMON
 STOCKHOLDERS:
                                      $           $           $           $
Net income (loss)                   649       1,010         198     (3,337)

Less:  Preferred stock
dividends and accretion of          377          381      1,122       1,083
preferred stock issuance
costs

Net income (loss) applicable          $           $           $           $
to common stockholders              272         629       (924)     (4,420)

Net income (loss) per common
share:
Basic                                  $           $          $           $
                                    0.04        0.10     (0.15)      (0.72)
Diluted                                $           $          $            $
                                    0.04        0.06     (0.15)       (0.72)



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